EXHIBIT 10.24
ESOP LOAN AGREEMENT
     THIS ESOP LOAN AGREEMENT (the “Loan Agreement”), executed and delivered this 4th day of November 2005, by and between the TRUST OF THE EMPLOYEE STOCK OWNERSHIP PLAN OF TELECOMUNICACIONES DE PUERTO RICO, INC. (the “Borrower”), and Telecomunicaciones de Puerto Rico, Inc., a corporation organized and existing under the laws of Puerto Rico (the “Company”).
WITNESSETH:
     WHEREAS, U.S. Trust Company, National Association (“UST”) is trustee of Borrower pursuant to the terms of a Trust Agreement dated as of March 2, 1999 by and between the Company and UST;
     WHEREAS, the Borrower has previously borrowed from the Lender the principal sum of Twenty Six Million One Hundred Thousand Dollars (U.S. $26,100,000.00) (the “Original Loan”) to finance the acquisition of securities of the Company for the benefit of participants and beneficiaries of the Employee Stock Ownership Plan of Telecomunicaciones de Puerto Rico, Inc. (“ESOP”);
     WHEREAS, the Borrower has previously borrowed from the Company a sum in the original principal amount of Three Million Two Hundred Thousand Dollars (U.S. $3,200,000.00) (the “Second Loan”) to finance the acquisition of securities of the Company for the benefit of participants and beneficiaries of the ESOP;
     WHEREAS, the Borrower has previously borrowed from the Company a sum in the original principal amount of One Hundred Twenty Thousand Dollars (U.S. $120,000.00) (the “Third Loan”) to finance the acquisition of securities of the Company for the benefit of participants and beneficiaries of the ESOP;
     WHEREAS, the Borrower has previously borrowed from the Company a sum in the original principal amount of One Million Five Hundred Thirty Five Thousand Dollars (U.S. $1,535,000.00) (the “Fourth Loan”) to finance the acquisition of securities of the Company for the benefit of participants and beneficiaries of the ESOP; and
     WHEREAS, the Borrower wishes to borrow from the Company and the Company has agreed to lend to the Borrower an additional principal sum of up to Two Million Dollars (U.S. $2,000,000.00) in order to finance the acquisition of securities of the Company from participants who have terminated their employment and elected to receive cash distributions from the ESOP (to the extent those distributions will be made on or before December 31, 2005) for the benefit of participants and beneficiaries of the ESOP.
     NOW, THEREFORE, in consideration of the agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Company hereby agree as follows:
ARTCLE I
THE LOAN
          Section 1.01. The Loan. Upon the terms and subject to the conditions contained herein, the Company shall lend to the Borrower, and the Borrower shall borrow from the Company, the principal amount of U.S. $5,000,000.00 (the “Loan”). The principal amount of the Loan shall be borrowed in one installment. The proceeds of the Loan shall be used by the Borrower solely for the purpose of acquiring shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company for the Borrower in such a manner that the Loan shall constitute an Exempt Loan as defined in the trust agreement which established the Borrower. The Loan shall be evidenced by and repayable in accordance with, a promissory note of the Borrower substantially in the form of Exhibit A hereto, with the blanks appropriately filled in (the “Note”).
          Section 1.02. Interest Rate. Interest shall accrue on the outstanding principal balance of the Loan at a rate equal to (i) LIBOR plus 0.50 percent (0.50%) per annum, or (ii) in the event that LIBOR for any period shall not be available, then the Prime Rate. For purposes hereof, “LIBOR” shall mean the London Interbank Offered Rate, as quoted from time to time in the Wall Street Journal, for funds borrowed for an interest period of one (1) year. The “Prime Rate” shall mean the prime rate as quoted from time to time in the Wall Street Journal minus 1.5 percent (1.5%). The interest rate applicable to the Loan shall be determined for each year, commencing on the date of the initial borrowing hereunder and on each successive anniversary thereof. In the case of LIBOR, such rate shall be determined as of the close of business on the second Business Day preceding the date of determination. The Prime Rate shall be based on the prime rate as quoted from time to time for each day during the period for which such rate is applicable. Interest shall be calculated based on a year of 365 days or 366 days (as the case may be) and the actual number of days elapsed.
          Section 1.03. Payments. (a) Installment Payments. On December 31, 2005, the Borrower shall pay to Company the interest accrued on the Loan for the period ending December 31, 2005. The Loan shall amortize over a period of twenty (20) years, and the principal thereof together with interest thereon shall be payable in accordance with the amortization schedule set forth in Exhibit B hereto. On any payment date in any given year pursuant to this Section 1.03, the accrued interest being paid shall be the interest that would have accrued if such payment date were December 31st of such year. The unpaid principal balance, and accrued and unpaid interest, together with other charges and fees, if any, shall be due and payable on the last Business Day of December, 2025.
          (b) Crediting of Payments. To the extent the Company receives a payment from the Borrower that is not clearly denominated as to whether such payment should be applied to the Original Loan, to the Second, Third, or Fourth Loans, or to this Loan, the Company shall apply such payment as follows: (i) the payment shall be applied to the Original Loan first, to the extent required to make an installment payment on the Original Loan; (ii) the payment shall next be applied to the Second Loan, to the extent required to make an installment payment on the Second Loan; (iii) the payment shall next be applied to the Third Loan, to the extent required to make an installment payment on the Third Loan; (iv) the payment shall next be applied to the Fourth Loan, to the extent required to make an installment payment on the Fourth Loan; and (v) the remainder of the payment, if any, shall be applied to prepay all or a portion of the Fourth Loan.
          Section 1.04. Prepayment. (a) Optional Prepayment. The Borrower may prepay the Loan, in whole, without payment of any penalty or premium, at any time or times upon five Business Days written notice to the Company.
          (b) Mandatory Prepayment. The Borrower shall prepay the Loan, on an annual basis, out of any excess cash available on the first Business Day following the first day on which distributions to participants are made under the ESOP during a year. “Excess cash” shall mean any cash comprising assets of the Borrower after payment by the Borrower of the expenses and liabilities thereof for the prior year, including interest and regularly scheduled principal on the Original Loan, the Second Loan, the Third Loan, the Fourth Loan, and this Loan and all amounts payable as distributions to participants for the prior year out of the assets of the Borrower, but only to the extent the cash represents amounts described in Section 1.06 (b) or (c) below, or dividends on shares purchased with the Loan that have been allocated to the accounts of participants under the ESOP.
          Section 1.05. Security. The Note shall be secured pursuant to the terms of a pledge agreement, substantially in the form of Exhibit C hereto, with the blanks appropriately filled in (the “Pledge Agreement”). As used herein, the term “Collateral” shall have the meaning ascribed to such term in the Pledge Agreement.
          Section 1.06. Non-Recourse Nature of Loans. No Person (as defined below, including, but not limited to, the Company and any subsequent holder of the Note) entitled to payment with respect to the Loan (whether under this Agreement, the Pledge Agreement, the Note or otherwise) shall have any right of recourse against the Borrower (or UST in its individual capacity) with respect to the Loan or shall have any right to assets of the Borrower with respect to the Loan other than:
          (a) the Collateral;
          (b) participant contributions, if any, and Company contributions, other than contributions of employer securities, to the Borrower under the ESOP to meet the Borrower’s obligations hereunder or under the Note; and
          (c) earnings attributable to the Collateral and the investment of non-excluded contributions referred to in Section 1.06(b) above.
The Borrower shall account for such earnings and nonexcluded contributions separately on its books of account until the Loan is repaid. Notwithstanding the foregoing, in the event of any default with respect to the Loan, the value of any assets of the Borrower applied in satisfaction of the Loan shall not exceed the amount of the default, and if the

Person (including, but not limited to, the Company and any subsequent holder of the Note) for whose benefit such assets are or would be applied is a disqualified person within the meaning of Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Borrower, such application of assets of the Borrower upon a default with respect to the Loan shall be made only upon and to the extent of the failure of the Borrower to meet the payment schedule of the Loan. The provisions of this Section 1.06 shall apply notwithstanding any other provision to the contrary contained in this Agreement, the Pledge Agreement or the Note.
          Section 1.07. Application of Payments. All payments made in connection with this Agreement or under the Note shall be applied in the following order with no portion of such payment applied to a subsequently listed item until all previous items have been paid in full:
          (a) to interest on the Note then due and payable; and
          (b) to the unpaid principal balance of the Note in the order of the next succeeding annual installments.
          Section 1.08. Partial Forgiveness of Loan. (a) Lower Valuation. The Company acknowledges that the Borrower is willing to pay no more than fair market value (as determined by an independent appraiser selected by the Borrower) for the shares of Common Stock that the Borrower purchases from the accounts of participants and beneficiaries with the proceeds of the Loan. The Borrower will purchase the shares at an initial price of U.S. $69.44 per share, which is the fair market value of the Common Stock determined by an independent appraiser as of December 31, 2004. As soon as practicable after December 31, 2005, the Borrower shall cause an independent appraiser to determine the fair market value of the Common Stock as of December 31, 2005. If the fair market value of the Common Stock as of December 31, 2005, is less than U.S. $69.44 per share, the Company shall forgive Loan principal in an amount determined by multiplying the number of shares purchased with the Loan by the difference between the fair market value of each share on December 31, 2004, and the fair market value on December 31, 2005. The Company shall also forgive accrued interest, and reimburse the Borrower for interest actually paid, with respect to the portion of the Loan principal that the Company forgives pursuant to the preceding sentence. The Company shall execute any amendment to this Loan Agreement, the Note, or other applicable documents that the Borrower shall reasonably request to reflect the reduction in the Loan principal and interest.
          (b) Higher Valuation. The Company and the Borrower agree that the Borrower shall have no obligation to increase the Loan principal and interest, or to compensate the Company, the ESOP participants, or any other Person, if the value of the Common Stock on December 31, 2005, is determined by the independent appraiser to be equal to or greater than U.S. $69.44.
          (c) No Other Guarantee. The Company and the Borrower agree that the Company has no obligation to guarantee the value of the Common Stock purchased with the Loan for any period after December 31, 2005, or in any circumstances except as described in paragraph (a) of this Section 1.08.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          Section 2.01. Representations and Warranties of the Borrower. The Borrower represents and warrants that the following are true and correct as of the date of this Agreement:
          (a) Authority. The Borrower, acting by and through the Trustee, has all requisite power, authority and legal right to execute and deliver this Agreement, the Pledge Agreement and the Note and to perform its obligations hereunder and thereunder.
          (b) Enforceability. This Agreement, the Pledge Agreement and the Note will constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

          Section 2.02. Representations and Warranties of the Company. The Company represents and warrants that the following are true and correct as of the date of this Agreement:
          (a) Authority. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Borrower, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          (b) No Violations. The execution, delivery, performance and compliance with the terms, of this Agreement by the Company does not and will not, and consummation by the Company of the transactions contemplated by this Agreement will not, (i) result in a violation of any laws applicable to the Company or any of its subsidiaries, (ii) result in the violation of the constituent documents of the Company or any of its subsidiaries; (iii) result in the breach of, or constitute a default under, or permit the acceleration of any obligation under any agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of the respective assets of the Company and its subsidiaries is bound; (iv) result in the mandatory acceleration, redemption, payment or prepayment of any obligation of the Company or any of its subsidiaries under any such agreement or instrument or afford the holder of any such obligation the right to require the Company or any of its subsidiaries to purchase, redeem or otherwise acquire, reacquire or repay any such obligation; (v) result in the creation or imposition in favor of any person of any lien upon any of the assets of the Company or any of its subsidiaries, or (vi) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.
          (c) Prohibited Transactions. Assuming the Borrower has properly discharged its fiduciary duties pursuant to ERISA and complied with the applicable provisions of the Code, the execution, delivery and performance by the Company of this Agreement and the Pledge Agreement do not involve or constitute: (i) a non-exempt “prohibited transaction” within the meaning, of Section 406 of ERISA or (ii) a non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code.
          (d) Tax Issues. (i) Plan and Trust Qualification. The ESOP and the Borrower comply in form with the requirements of Sections 401(a) of the Code and 1165(a) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), and are exempt from taxation pursuant to Sections 501(a) of the Code and 1165(a) of the PR Code, and the Company is aware of no facts that would cause it to believe the ESOP does not comply in operation with the requirements of Sections 401(a) of the Code and 1165(a) of the PR Code. (ii) Employer Securities. The securities that the ESOP will acquire from participants with the proceeds of the Loan are “employer securities” within the meaning of Section 409(l) of the Code and 1165(h)(2) of the PR Code.
ARTICLE III
CONDITIONS TO LOAN
          Section 3.01. Conditions Precedent to Loan. The obligation of the Company to make the Loan shall be subject to the prior or concurrent satisfaction of the following conditions:
          (a) Note. The Borrower having executed and delivered the Note; and
          (b) Pledge Agreement. The Borrower having executed and delivered the Pledge Agreement, together with all documents referred to therein.
ARTCLE IV
EVENTS OF DEFAULT
          Section 4.01. Events of Default. If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

          (a) Payment Default Under Note. Default shall be made in the payment of any principal of or interest on the Note for more than five (5) Business Days after the same shall become due and payable, whether at a date fixed for the payment of an installment or at final maturity, if the Borrower has sufficient available funds under the ESOP for the payment on the Note and if not, after the Company has contributed sufficient funds to the Borrower to pay such amount; or
          (b) Representations and Warranties. If any representation or warranty made by the Borrower in this Agreement shall cease to be true or shall prove to have been false in any material respect on the date as of which made, and such representation or warranty is not corrected or made good within thirty (30) days after written notice thereof shall have been given to the Borrower by the Company, or
          (c) Other Covenants. Default shall be made in the due observance or performance of any other material covenant or agreement contained in this Agreement or the Note to be observed or performed by the Borrower and such default shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Company, or
          (d) Pledge Agreement. Default shall be made in the due observance or performance of any covenant or agreement or obligation of the Borrower under the Pledge Agreement or any event of default shall occur and continue under the Pledge Agreement and, in each case shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Company;
then and in every such event, the Company may, at its option, exercise its rights with respect to the Collateral. Subject to Section 1.06 hereof, if any Event of Default shall occur and be continuing, the Company or any subsequent holder of the Note may declare any outstanding principal and accrued interest on the Note to be immediately due and payable.
          Section 4.02. Remedies. Each of the rights, powers and remedies of the Company set forth in this Agreement and the Pledge Agreement may be exercised alternatively or conjunctively and at such times, in such order and from time to time, all as determined by the Company. No partial exercise of any right, remedy or power by the Company shall preclude any further exercise of such right, power or remedy or the exercise of any other right, power or remedy consistent with the terms hereof. The rights, remedies and powers of the Company set forth herein or in the Pledge Agreement are cumulative and are in addition to any provided by law or in equity. No delay or omission on the part of the Company in exercising any right, power or remedy shall impair such right, power or remedy or be construed as a waiver of any Event of Default or acquiescence therein. No waiver of any Event of Default shall extend to any subsequent Event of Default of the same or a dissimilar nature. The Company, in its discretion, may proceed against the Collateral without first proceeding against the Borrower.
ARTICLE V
DEFINITIONS
          Section 5.01. Additional Definitions. The terms defined in this Section 5.01, which are in addition to terms defined elsewhere in this Agreement, shall have the meanings indicated below.
          “Business Day” — means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York are authorized or obligated to close by law or executive order, and for purposes of the definition of LIBOR in Section 1.02 hereof, a day on which transactions are effected in the London interbank market.
          “ERISA” — means the Employee Retirement Income Security Act of 1974, as from time to time in effect or as otherwise expressly specified herein, and references to particular sections or provisions of ERISA (or the Code) include any successor section covering substantially the same subject matter or area covered by the specified section on the date hereof as well as all rules, regulations and orders issued pursuant thereto.
          “Person” — includes an individual, a corporation, a partnership, a limited liability company, a government or agency or political subdivision thereof, a trust, joint venture, employee organization and an “employee benefit plan,” as defined in Section 3 of ERISA.

          Section 5.02. Time. As used in this Agreement, a “day” is a calendar day except in those instances where reference is expressly made to Business Days.
ARTCLE VI
MISCELLANEOUS
          Section 6.01. Notices. All notices, consents and demands hereunder shall be in writing and mailed by first class mail, postage prepaid, to the Borrower to:
Manuel D. Rojo
U.S. Trust Company, National Association
515 South Flower Street
Los Angeles, California 90171
Telephone: (213) 861-5073
Fax: (213) 488-1366
With a copy to:
Ronald S. Rizzo
Jones, Day, Reavis & Pogue
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Telephone: (312) 782-3939
Fax: (312) 782-8585
To the Company:
Hector Houssay, Finance VP & CFO
Telecomunicaciones de Puerto Rico, Inc.
1515 Franklin D. Roosevelt Avenue
Guaynabo, Puerto Rico 00968
Telephone: (787) 793-1818
Fax: (787) 792-9830
With a copy to:
Verizon International
1095 Avenue of the Americas, Room 4158
New York, NY 10036
Telephone: (972) 718-5000
Telecopy: (972) 718-2916
Attention: Daniel C. Petri

          Section 6.02. Survival of Representations and Warranties. All representations and warranties made in this Agreement or otherwise in writing in connection herewith shall survive the execution and delivery of this Agreement, any investigation at any time made by any Person, the execution and delivery of the Note and the making of the Loan provided for in this Agreement.
          Section 6.03. Entire Agreement. This Agreement, together with the Pledge Agreement and the Note, embodies the entire agreement and understanding between the Borrower and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. The Company and the Borrower may enter into further and additional written agreements to amend or supplement this Agreement, and the terms and provisions of such further or additional written agreements shall be deemed a part of this Agreement as though incorporated herein. No amendment of, modification or supplement to, or waiver of any provision of, this Agreement shall in any event be effective unless in writing and signed by the parties hereto.
          Section 6.04. Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and enforceable by the parties hereto and their respective successors and assigns, except that neither the Borrower nor the Company shall assign its respective rights hereunder without the prior written consent of the other party; provided, however, that the Company may at any time and without the prior consent of the Borrower grant a security interest in any or all of its rights under this Agreement, the Pledge Agreement and the Note.
          Section 6.05. Construction; Governing Law. This Agreement and the Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to the State of New York’s conflict of laws provisions. The parties hereto intend that the Loan provided for herein shall be an “exempt loan” within the meanings of Section 408(b)(3) of ERISA and Section 4975(d)(3) of the Code, and that the terms of this Agreement shall be construed in a manner consistent with that intention.
          Section 6.06. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which taken together shall constitute one agreement.
          IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be executed on the date first above written by their respective officers thereunto duly authorized.

TRUST OF THE EMPLOYEE STOCK
OWNERSHIP PLAN OF
TELECOMUNICACIONES DE PUERTO RICO, INC.

By:	U.S. TRUST COMPANY, NATIONAL ASSOCIATION, solely in its capacity as trustee and not in its individual capacity

By:	/s/ Richard C. Murray

Name:	Richard C. Murray
Title:	Senior Vice President

TELECOMUNICACIONES DE PUERTO RICO, INC.

By:	/s/ Héctor Houssay

Name:
Title: